Exhibit 5.1.1

OPINION OF DAVIS POLK & WARDWELL LLP

February 28, 2012

Re:	CSX Corporation – $300,000,000 4.40% Notes due 2043

CSX Corporation

500 Water Street, 15th Floor

Jacksonville, Florida 32202

Ladies and Gentlemen:

We have acted as special counsel for CSX Corporation, a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-164978) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration by the Company of $300,000,000 aggregate principal amount of its 4.40% Notes due 2043 (the “Securities”). The Securities are to be issued pursuant to the provisions of the Indenture dated as of August 1, 1990, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), successor to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture dated as of June 15, 1991, the Second Supplemental Indenture dated as of May 6, 1997, the Third Supplemental Indenture dated as of April 22, 1998, the Fourth Supplemental Indenture dated as of October 30, 2001, the Fifth Supplemental Indenture dated as of October 27, 2003, the Sixth Supplemental Indenture dated as of September 23, 2004, the Seventh Supplemental Indenture dated as of April 25, 2007 and the Eighth Supplemental Indenture dated as of March 24, 2010 (collectively, the “Indenture”).

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we advise you that, in our opinion, when the Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture against payment therefor, the Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the enforceability of any waiver of rights under any usury or stay law.

In rendering the opinion above, we have assumed that each party to the Indenture and the Securities (collectively, the “Documents”) has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, we have assumed that (i) the execution, delivery and performance by each party thereto of each Document to which it is a party, (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental

CSX Corporation	2	February 28, 2012

body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, and (ii) each Document is a valid, binding and enforceable agreement of each party thereto (other than the Company).

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell LLP